Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Electronics Appoints Rhonda Turner as Chief Human Resources Officer

Seasoned Executive Brings  a Proven Track Record of Driving Business Results by Leveraging Talent Management, Employee Engagement and Culture

TEMPE, Ariz., July 8, 2019 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of Rhonda Turner as chief human resources officer (CHRO), effective immediately. In this role, Turner will lead all aspects of human resources, including talent acquisition and development, organizational design and effectiveness, compensation and benefits, diversity and inclusion, and human resources business operating systems.

“Rhonda has demonstrated her ability to align people strategy with business strategy in companies going through transformations,” said Jeff Benck, president and CEO, Benchmark Electronics. “Her understanding of global business and skill at partnering across the organization will be key to driving a high performance organization for the next phase of growth for Benchmark. I am excited to add a leader of Rhonda’s caliber to my team and expect her to serve as a change agent in our organization.”

Turner brings over 20 years of experience into this role and most recently served as senior vice president of human resources for Universal Technical Institute, Inc. Prior to that, she held various human resources leadership roles at leading companies such as ConocoPhillips, Circle K and Main Street Restaurant Group, a TGI Friday’s franchisee. Turner holds a Bachelor of Science in management from the W.P. Carey School of Business at Arizona State University.  She is a licensed analyst in Predictive Index and holds her Certified Compensation Professional (CCP) designation from World at Work as well as multiple certifications in Korn Ferry’s Leadership Architect and Interview Architect systems.

“I am energized to join a strong, innovation-focused culture. People are critical to Benchmark’s future success and I am looking forward to teaming with the company’s talented and diverse workforce to drive Benchmark’s strategic priorities forward,” said Turner.

To learn more about Benchmark’s executive team, please visit www.bench.com/leadership-team.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, medical, and semiconductor capital equipment.  Benchmark’s global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623‐300‐7052 or lisa.weeks@bench.com

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